Exhibit 10.5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK (****) TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated as of October 5, 2006 (the “Effective Date”), is made by and between EYE NET WORKS INC., a Delaware corporation (“ENW”), and ARTIFICIAL LIFE, INC., a Delaware corporation (“Licensee”).

RECITALS

A.           WHEREAS, ENW owns or has the rights to license and promote the television series “Big Brother” and “America’s Next Top Model.”

B.           WHEREAS, Licensee is engaged in the design, production, distribution and sale of interactive mobile games.

C.           WHEREAS, ENW wants to engage and license Licensee to create and distribute interactive mobile games for the series on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS:

Capitalized terms used but not defined elsewhere in this Agreement shall have the following definitions:

“Bundled Sales” means all sales of Licensed Mobile Games or Personalization Products in which a Licensed Mobile Game or Personalization Product is sold in combination with other products or services for a single price to the end user for the combination as a whole and all sales through end user subscription models.

“CBS” means CBS Broadcasting Inc.

“Distribution Channels” means (i) wireless carriers and mobile virtual network operators (collectively, the “Carriers”), mobile telephone handset manufacturers, and third party distributors with contractual relationship with Carriers for on-Carrier deck (“on deck”)

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distribution through such Carriers only, and (ii) direct to consumer sales through outlets wholly owned or controlled by Licensee.

“Licensed Formats” means BREW or Java-based mobile games for exclusive use on 2G, 2.5G, 2.75G, 3G, 3.5G and further generation mobile telephones, cellular telephones and satellite telephones in 2D, 2.5D and 3D versions.

“Licensed Mobile Games” means a multi-level interactive mobile game for each of 2G, 2.5G, 2.75G, 3G, 3.5G and further generations of mobile telephone technology for each of BB Season 7, BB Season 8, ANTM Season 7, ANTM Season 8, ANTM Season 9 and ANTM Season 10, with reasonable ongoing updates for each game in all generations of mobile telephone technology. Any additional mobile games will require ENW’s prior approval. The Licensed Mobile Games do not include Personalization Products as defined below.

“Licensed Property” means the following as made available by ENW to Licensee: (a) the “Big Brother” name, all associated trademarks and logos, and all titles, photos, video footage, art, scenarios, scripts, plot elements, depictions of environmental settings and costumes, and actual likenesses of the contestants in Season 7 and Season 8 of the television series entitled “Big Brother” broadcast by CBS in the US (respectively, “BB Season 7” and “BB Season 8” and, collectively, including any partial seasons, “BB Seasons”), approved copyrightable material, approved publicity rights, and approved renderings of the likenesses of the BB Season 7 and BB Season 8 contestants and other intellectual property used in connection with any episode of BB Season 7 or BB Season 8, and (b) the “America’s Next Top Model” name, all associated trademarks and logos, and all titles, photos, video footage, art, scenarios, scripts, plot elements, depictions of environmental settings and costumes, and actual likenesses of the contestants in Season 7, Season 8, Season 9 and Season 10 of the television series entitled “America’s Next Top Model” broadcast by the CW in the US (respectively, “ANTM Season 7,” “ANTM Season 8,” “ANTM Season 9” and “ANTM Season 10” and, collectively, including any partial seasons, “ANTM Seasons”), approved copyrightable material, approved publicity rights, and approved renderings of the likenesses of the contestants in the ANTM Seasons and other intellectual property used in connection with any episode of the ANTM Seasons. It is understood that the Licensed Property does not include the license of any music that is contained in the BB Seasons or ANTM Seasons that is not wholly owned as a “work for hire” by ENW; provided, further, if Licensee desires to use any music from the BB Seasons or ANTM Seasons, such music shall first be approved by ENW and then, in the event that such music is not wholly owned as a “work for hire” by ENW, ENW and Licensee shall share equally in the costs of all fees connected with such use as provided in Section 7(c). The Licensed Property does not include any rights to earlier or later seasons, non-US versions, sequels, re-makes or spin-offs of “Big Brother” or “America’s Next Top Model.”

“License Term” means from the Effective Date until the earlier of (a) any early termination date as provided under this Agreement, (b) for any Licensed Mobile Games or Personalization Products relating to the BB Seasons, June 1, 2008, or (c) for any Licensed Mobile Games or Personalization Products relating to the ANTM Seasons, September 1, 2008; provided, however, that in the event that ENW postpones a launch date pursuant to Section 4(a) or that a Milestone is postponed pursuant to Section 6(c) of this Agreement, the date set forth in

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subsection (b) and/or (c), as applicable, of this definition shall be extended for the applicable Licensed Mobile Game(s) or Personalization Product(s) by the same time period as the postponement, provided that such postponement is not due to Licensee’s failure to deliver a Licensed Mobile Game in a timely manner as set forth in the Milestones, as defined below. For the avoidance of doubt, subject to Section 9(b), the License Term includes any time during the License Term whether the relevant season is on air or off air.

“Licensed Territory” means (a) for BB Seasons, the United States only, and (b) for ANTM Seasons, worldwide except for France and Germany.

“Personalization Products” means mobile wallpapers, screensavers, true-tone ringtones and single level BREW or Java-based interactive mobile games (“mini-games”); provided, however, that all such products derive directly from the Licensed Mobile Games and not directly from the Licensed Property.

2.	LICENSES:

(a)          License of Licensed Mobile Games. ENW hereby grants to Licensee the exclusive right to use the Licensed Property solely for the limited purpose of the design, development, publication, use, distribution and sale of the Licensed Mobile Games in the Licensed Territory through the Distribution Channels, subject to ENW’s approval rights in Section 6(a), during the License Term on the terms set forth herein (the “License”), it being understood that the right to use, distribute and sell the Licensed Mobile Games shall be co-exclusive with ENW, with the limited exception that ENW shall not distribute the Licensed Mobile Games directly or indirectly on-deck via Carriers except with Licensee’s prior approval; provided, however, that only ENW has the right to negotiate with, and distribute Licensed Mobile Games and Personalization Products through, any third party distributor regarding distribution that is not on-deck distribution. ENW also grants to Licensee the non-exclusive right to use the Licensed Property for the limited purpose of the promotion, advertisement and marketing of the Licensed Mobile Games in the Licensed Territory through the Distribution Channels during the License Term on the terms set forth herein, including, but not limited to, ENW’s approval rights set forth in Section 6(b)(i). Licensee shall have the right to sublicense the distribution rights granted hereunder subject to Section 6(a); provided, however, no such sublicense shall relieve Licensee of any of its obligations hereunder. Licensee further warrants and represents that it shall require by contract with sublicensees that such sublicensee shall be bound by and comply with the applicable provisions of this Agreement.

(b)          Exclusivity. The License shall be exclusive to Licensee, provided, however, that all rights granted herein to use the names, trademarks and logos shall be non-exclusive, and provided further, however, that it is understood that the Licensed Mobile Games specifically exclude Personalization Products, wireless handset clients, in-show interactivity (meaning interaction with television viewers in connection with the television show broadcast), ringtones, voicetones, video clips and any other wireless product, service or application using the Licensed Property other than interactive mobile games, and any game formats other than the Licensed Formats, including, but not limited to, mini-games, games played on a personal computer on the

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internet or via a pre-recorded disc, cartridge or other media, handheld games not for use on mobile telephones, games for devices such as the Microsoft XBox, PS2, Game Boy Advanced or Game Cube, board games, card games, slot machine games or video lottery terminals, in all of which formats ENW reserves the right to license the Licensed Property to third parties.

(c)          Personalization Products. ENW also hereby grants to Licensee a non-exclusive right to use the Licensed Property solely for the limited purpose of the design, development, publication, use, distribution and sale of Personalization Products directly to consumers through Licensee’s wholly owned or controlled mobile commerce storefronts or through Carriers during the License Term on the terms set forth herein; provided, however, that each such Personalization Product must be approved in writing by ENW in its sole and absolute discretion prior to Licensee offering, distributing or selling such Personalization Product, and no right to promote such Personalization Products is granted hereunder; and provided further, however, that all Personalization Products shall be sold under ENW’s label and branding as directed by ENW and that any Personalization Products distributed through Carriers must be placed adjacent to the Licensed Mobile Games on the Carrier portals. ENW shall not exploit any Personalization Product which are not approved for Licensee’s exploitation, it being understood between the parties that ENW shall have no limitation on its exploitation of personalization products that do not derive directly from the Licensed Mobile Games. All Personalization Products shall be sold under the approved labeling and branding of ENW or the applicable series title as determined by ENW. In addition, “mini-games” may be sold under Licensee’s branding (in addition to ENW’s) provided that the exact manner in which Licensee’s branding appears shall be subject to ENW’s approval which approval shall not be unreasonably withheld. Licensee agrees that ENW shall have no obligation to itself use any Licensee branding. Licensee shall deliver to ENW the approved Personalization Products as developed and ENW shall have the right to use, distribute, sell, promote, advertise and market such Personalization Products developed by Licensee hereunder subject to the terms of this Agreement.

(d)          Licensee License. Licensee grants to ENW the non-exclusive right to use the Licensee Assets as defined in Section 8(b)(ii) for the limited purpose of the use, distribution, sale, promotion, advertisement and marketing of the Licensed Mobile Games and Personalization Products during the License Term and in accordance with the terms of this Agreement. Each use of Licensee’s trade mark or trade name shall be subject to Licensee’s prior written approval.

3.	RESERVATION OF RIGHTS:

ENW and its licensors retain all rights to the Licensed Property not expressly granted hereunder.

4.	LICENSEE’S OBLIGATIONS:

(a)         Milestones. Licensee shall create all of the Licensed Mobile Games. For each Licensed Mobile Game, Licensee shall meet the milestone requirements set forth on the attached

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Schedule A (the “Milestones”). Time is of the essence to this Agreement. Licensee shall notify ENW as early as possible if it anticipates missing a Milestone, although such notice shall not relieve Licensee of its obligation to meet the Milestones. The parties understand and acknowledge that Licensee shall not be held responsible for delays in the launch of distribution on-deck over mobile networks or failure to meet any Milestones because of delays caused by the network operators, ENW or Local Broadcasters that are outside of Licensee’s control. The dates set forth in the Milestones notwithstanding, ENW shall have the right in its sole and absolute discretion to postpone the launch date of all Licensed Mobile Games associated with either “Big Brother” or “America’s Next Top Model,” in which event all subsequent deadlines as well as the License Term for such Licensed Mobile Games shall be postponed for the same time period, provided further, that if the launch of a Licensed Mobile Game is postponed by ENW for more than six (6) months, the aggregate sum of the Guaranteed Payments shall be reduced by US $10,000 for each additional month of delay after such six-month period, provided that such postponement is not due to Licensee’s failure to deliver a Licensed Mobile Game in a timely manner as set forth in the Milestones except as set forth in this clause.

(b)          Quality Levels, Updates and Features. Licensee shall use its best efforts to create the Licensed Mobile Games at the highest industry standards for creative design and game play at each generation level of mobile telephone technology, and deliver such Licensed Mobile Games to ENW immediately as available. Licensee shall use its best efforts to design the Licensed Mobile Games to allow for updates, including prompt updates to reflect events on the television shows, and to be easily reproducible for other “Big Brother” and “America’s Next Top Model” seasons or properties for handsets that allow such immediate updates. For each Licensed Mobile Game, Licensee shall create at least one update or sequel per calendar year to maintain quality levels consistent with the latest technological developments and highly creative game play. Licensee shall create the Licensed Mobile Games for at least all of the mobile telephone handsets listed on the attached Schedule B at the highest possible quality level per handset, for BREW and Java handsets in 2G, 2.5G, 2.75G, 3G, 3.5G and further generations of mobile telephone technology and developed in 2D, 2.5D and 3D versions. Each Licensed Mobile Game may include “push” messaging features as mutually approved by the parties, including MMS/SMS/IVR message prompts in the United States and Canada and in other countries as permitted by Carriers. Licensee shall perform localizing and language-versioning of the Licensed Mobile Games at ENW’s reasonable direction. Upon ENW’s request, Licensee shall integrate ENW sponsors and advertisers into the Licensed Mobile Games, under such terms to be negotiated in good faith between ENW and Licensee. At ENW’s request, Licensee shall use its best efforts to create multi-player competition functions for a Licensed Mobile Game, including the ability to track scores and results throughout the applicable broadcast season, and Licensee shall use its best efforts to ensure that, upon ENW’s or a Carrier’s request, access to such multi-player competition functions may be denied to end-users of particular states in the United States or certain countries internationally to comply with applicable laws, rules and regulations.

(c)          Distribution. Licensee shall distribute the Licensed Mobile Games through the Distribution Channels throughout the License Term, subject to ENW’s approval rights set forth in Section 6(a). Licensee acknowledges and agrees that distribution of the Licensed Mobile Games and Personalization Products may be subject to coordination with local television broadcasters (the “Local Broadcasters”), which coordination will be in ENW’s sole control and

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discretion. Any distribution of Licensed Mobile Games or Personalization Products that directly or indirectly affects or involves Local Broadcasters, including but not limited to, on and off-deck Carrier placement, shall be at the sole discretion of ENW, and will be under ENW’s direction, including but not limited to Carriers, third party distributors, launch dates, involvement of Local Broadcasters and other relevant terms. In addition, prior to distribution in any new country other than Japan, Spain and Russia, Licensee shall consult with ENW, which, if it so elects after consultation with the Local Broadcaster, shall have the right to require Licensee (i) to negotiate exclusively for at least a 30-day period with the Distribution Channel designated by ENW prior to negotiations with other Distribution Channels in the territory, and (ii) to use its best efforts to execute a distribution agreement with such Distribution Channel, or other Distribution Channel if negotiations with the designated Distribution Channel fail, that satisfies any concerns raised by notice to Licensee from ENW. Licensee acknowledges and agrees that only ENW may approach and coordinate with the Local Broadcasters. Licensee shall deliver, or permit the download of, at least 50 royalty-free copies of each Licensed Mobile Game to ENW for its own use provided that such copies shall not be sold to any third parties.

(d)          Security. Licensee agrees to use, apply and maintain, and to require Distribution Channels to use, apply and maintain, industry standard or better technology and procedures designed to ensure that the Licensed Mobile Games, the Personal Information as defined below in subsection (g) and the Licensed Property remain reasonably secure, and are not accessed, used, copied, transferred or distributed in any way contrary to the terms of this Agreement or applicable law. Provided that Licensee is in compliance with the foregoing, Licensee shall not be liable for any unauthorized access, use, copy, transfer or distribution of the Licensed Mobile Games or Personalized Products by third parties. ENW agrees to use the same level of security in its exploitation of the Personal Information or Licensed Mobile Games.

(e)          Digital Rights Management. Licensee agrees to use, apply and maintain industry standard or better technology to ensure that end users’ use of the Licensed Mobile Games or Personalization Products shall be limited to personal use on each such end user’s own authorized mobile telephone and that the end user shall not have the ability to playback, transfer, disseminate or forward the Licensed Mobile Games or Personalization Products on or to any device other than such authorized mobile telephone. Provided that Licensee is in compliance with the foregoing, Licensee shall not be liable for any such misuse by third parties. ENW agrees to use the same level of security in its exploitation of the Personalization Products or Licensed Mobile Games.

(f)           Placement. Licensee shall not place, and shall prohibit by contract any Distribution Channel from placing, any advertisements in the Licensed Mobile Games without ENW’s prior written consent. Licensee shall not place, and shall prohibit by contract any Distribution Channel from placing, any advertisements on a page where the Licensed Mobile Games or Personalized Products are shown or listed other than on the top or and bottom of such page without ENW’s prior written consent. Licensee shall not permit, and shall prohibit by contract any Distribution Channel from permitting, the Licensed Mobile Games to be advertised or marketed with or placed adjacent to, beside, within the same “channel” or otherwise near any other content that is reasonably considered to be pornographic, salacious, or otherwise appealing to prurient interests. Provided that Licensee is in compliance with the foregoing, Licensee shall

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not be liable for any breach of this clause by a Distribution Channel.

(g)          End User and Personal Information. Where permitted by applicable law, each party shall have access to and the right to use the following data which the other party agrees to provide to the first party (where applicable) on a real-time basis as reasonably available to and sharable by the other party and in a written report to be provided on not less than a monthly basis, with specific information for each Licensed Mobile Game or Personalization Product distributed by the other party: (i) the number of unique end users downloading or otherwise purchasing the Licensed Mobile Games or Personalization Products; (ii) the number of downloads or other purchase of the Licensed Mobile Games or Personalization Products via each Distribution Channel; (iii) to the extent possible, the exact times and dates of downloads of the Licensed Mobile Games or Personalization Products if and when such information is gathered or collected by the other party; (iv) any other reasonable information the other party collects in connection with the Licensed Mobile Games or Personalization Products except for personal end user information such as name, telephone numbers and any other personally identifiable information, and (v) for subscription sales, analysis of subscription duration and churn rate. All of the foregoing data shall be referred to individually and collectively as “End User Data,” and all “End User Data” as it relates to Licensed Mobile Games or Personalization Products shall be referred to herein as “ENW Data”. ENW shall own all right and interest in and to ENW Data. ENW hereby grants to Licensee a non-exclusive license to use any ENW Data for internal reporting and research purposes and to satisfy Licensee’s reporting obligations to ENW as set forth in this Agreement. Licensee shall not sell, trade, transfer, exchange, barter, offer, or otherwise provide any ENW Data to any third party including, without limitation, any ratings service that tracks and compiles use and receipt of any wireless content. The parties’ use of any End User Data shall comply with all applicable laws and regulations. Each party shall use industry standard or better levels of care, and shall comply with all applicable laws, rules or regulations, in the gathering, use, maintenance and protection of all information regarding end users (the “Personal Information”), and shall require Distribution Channels to do the same. No Personal Information will be used by either party or its Distribution Channels for any purpose outside the scope of this Agreement or prohibited by any applicable law. All Personal Information shall belong exclusively to ENW. Licensee shall deliver all Personal Information to ENW or its authorized designee promptly upon written request from ENW, and shall, subject to final accounting and billing requirements, upon a written confirmation by ENW, promptly and permanently delete the Personal Information from its own files at the expiration or earlier termination of the Agreement. All Personal Information, including, but not limited to mobile phone numbers, from end users shall be permanently deleted by each party in compliance with all applicable laws, rules or regulations.

(h)          Delivery. Upon launch of every Licensed Mobile Game (including updates) or Personalization Product throughout the License Term, Licensee shall deliver to ENW copies of all Licensed Mobile Games and Personalization Products in a mutually approved format (including delivery of any and all graphic, visual and audio elements in electronic format). For the avoidance of doubt, Licensee shall not be required to deliver the underlying object code or source code of the Licensed Mobile Games or Personalized Product to ENW.

(i)          Customer Support. Licensee will be responsible for all requests for support from

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on-deck end users relating to the Licensed Mobile Games and Personalization Products, including an email address for inquiries and complaints and any other customer support required by Distribution Channels where Licensee distributed the Licensed Mobile Game or Personalization Product, and support regarding game play for off-deck end users distributed by ENW or its technology supplier provided that ENW or its technology supplier shall be the first line of support for such sales and shall pass any such customer queries together with all necessary information and details regarding game play to Licensee. Licensee will use reasonable efforts to respond to such requests for support from end users promptly.

5.	ENW’S MARKETING OBLIGATIONS:

During the License Term, ENW shall **** as ENW deems appropriate in its discretion. In addition, during the License Term, **** (a) provide **** (b) use commercially reasonable efforts to have the CW provide **** (c) provide **** (d) use commercially reasonable efforts to have the and (e) **** throughout the License Term and use commercially reasonable efforts to provide **** and promote the****throughout the License Term. The format, content, length and timing of all such promotion and marketing ****.

6.	ENW Approval Rights:

(a)	Distribution Approvals.

(i)         Licensee shall submit in writing to ENW each proposed Distribution Channel for ENW’s prior written approval, such approval only to be withheld or delayed pending coordination with Local Broadcasters under Section 4(c) and not to be unreasonably withheld or delayed. ENW will not use its approval rights under this Section 6(a)(i) to frustrate the intent of this Agreement. ENW may choose to distribute Licensed Mobile Games and/or Personalization Products through Licensee’s mobile commerce storefront as a CBS-branded, CW-branded or otherwise branded (in ENW’s sole discretion) storefront the exact position, size and format of which shall be subject to the parties’ mutual approval, and the timing of which shall be as soon as commercially reasonable after ENW’s request. ENW shall not modify the Licensed Mobile Games and/or Personalization Products without Licensee’s prior written approval.

(ii)        In addition, Licensee shall submit to ENW for its records each agreement between Licensee and a Distribution Channel relating to the distribution of the Licensed Mobile Games or Personalization Products. Each such agreement with a Distribution Channel shall provide that (A) the Distribution Channel may distribute Licensed Mobile Games and/or Personalization Products only in the Licensed Territory during the License Term on the other applicable terms set forth herein, and (B) such Distribution Channel shall be bound by and shall comply with the applicable provisions of this Agreement as if such Distribution Channel were the Licensee hereunder, including but not limited to the provisions of Sections 4(d)-(g) and 6(b)(i)-(ii).

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(iii)       Licensee shall not distribute Bundled Sales without ENW’s prior written approval of the Bundled Sale, including, but not limited to, the other products or services in any Bundled Sale, and the identity of any other entity associated with any such Bundled Sale.

(iv)       Licensee shall distribute and exploit the Licensed Mobile Games (and Personalization Products, if any are approved by ENW) according to ENW’s direction in all respects, including, but not limited to, launch dates, branding, marketing, content and involvement of Local Broadcasters, and ENW may disapprove of any exploitation not in accordance with such direction. Licensee shall attempt in good faith to negotiate arrangements with the manufacturers of mobile telephones for the pre-installment of the Licensed Mobile Games on their mobile telephone handsets prior to sale with revenues to be shared with ENW in accordance with this Agreement. Licensee acknowledges and agrees that it shall not offer, and shall not permit Distribution Channels to offer, Licensed Mobile Games or Personalization Products free of charge to end users, including in Bundled Sales, absent ENW’s prior written approval.

(b)          Approval of Marketing. Licensee shall submit in writing to ENW for ENW’s approval in its sole and absolute discretion all of the following:

(i)           Any promotional, marketing or branding materials or media plans, which ENW may coordinate in its discretion with Local Broadcasters, including the manner in which the Licensed Property may appear on any packaging, promotional materials, online sites, labels, advertising, publicity and display materials of any kind used in connection with a Licensed Mobile Game or Personalization Product; provided, however, that the parties agree that the Licensed Mobile Games and mini-games may include the statement “Brought to you by CBS Digital Media and developed by Artificial Life.” and may include an “About Us” section providing information about Licensee, CBS and their website(s). ENW shall not and shall not permit any third party to remove such statement or information from the Licensed Mobile Games or mini-games without Licensee’s prior written consent.

(ii)	Any use of ENW, CBS or CW names, trademarks or logos.

ENW’s approval of each of these items shall be in its sole and absolute discretion. ENW shall use its best efforts to respond within ten (10) business days. Failure to respond shall be deemed disapproval of an item.

(c)          Milestone and Creative Concept Approvals. Licensee shall submit to ENW for its approval the Licensed Mobile Games as part of and in accordance with each item set out in the Milestones (each, a “Creative Approval Item”). For each Milestone, Licensee shall promptly provide ENW with samples or representative footage of the Licensed Mobile Game (in its then current stage of development) and each related piece of packaging and related materials. ENW shall approve or disapprove each Creative Approval Item within eight (8) business days after its receipt (the “Review Period”). ENW’s failure to respond within the Review Period shall be deemed as approval. The number of days that occur between the end of the Review Period and the date on which ENW approves or disapproves (including deemed disapproval) the Creative

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Approval Item shall be added to each subsequent Milestone for that Licensed Mobile Game. If ENW explicitly disapproves of a Creative Approval Item, ENW shall provide to Licensee its reasons for the disapproval in its written notice of disapproval. Licensee will then have a period of fifteen (15) days within which to submit a revised creative concept to ENW for its approval. Within the Review Period for the revised creative concept, ENW will have the right to approve the concept, disapprove it with reasons. If ENW disapproves, the process for revision as aforesaid shall be repeated. If after the second revision, ENW still disapproves the revised concept, ENW shall have the right to terminate this Agreement in writing in its sole discretion with regard to the Licensed Mobile Game(s) at issue. In the event of such termination, all provisions of Section 14 shall apply, except that Licensee shall have the right to the adjustment of the Guaranteed Payments paid to date, and/or demand an immediate refund of all or part of any Guaranteed Payment already paid, such adjustment or refund as calculated in accordance with the formula in Section 13(d), provided that ENW shall not be required to refund any amount of Guaranteed Payments already paid if the sum of the Guaranteed Payments already paid to ENW is less than the aggregate amount of Guaranteed Payments after adjustment. ENW shall exercise its rights of creative approval in good faith and not to frustrate the intention of this Agreement. Approvals will not be unreasonably withheld. Approval by ENW shall not relieve Licensee of any of its agreements, indemnities and warranties hereunder.

(d)          Other Approvals. Except as otherwise provided in this Agreement and except for approvals under subsections (b) and (c), ENW shall make good faith efforts to respond to requests for its approval within ten (10) business days from receipt of the request. ENW’s failure to respond within such 10-day period shall be deemed disapproval of the item.

7.            GUARANTEED PAYMENTS, REVENUE SHARES, ACCOUNTING AND AUDIT:

(a), (b)(i)-(ii)	See attached Schedule C.

(b)        (iii)        Payment. Revenue Shares shall be payable on a quarterly basis throughout the License Term, within forty-five (45) days after the close of each respective calendar year quarter based on Net Revenues actually received by each party during such quarter. In the event that Licensee accrues Revenue Shares due to ENW in accordance with the terms hereof, Licensee shall first recoup the Guaranteed Payments paid to date from the accrued Revenue Shares before any Revenue Share shall become payable to ENW. In addition, ENW shall remit to Licensee the ENW Sales Recoupment until such time as the Guaranteed Payments paid to date have been fully recouped.

(iv)       Accounting. Within forty-five (45) days after the close of each calendar quarter commencing with the calendar quarter during which the first Licensed Mobile Game is released (i.e., August 31, 2006),, Licensee and ENW shall each furnish to the other complete and accurate statements of its sales of Licensed Mobile Games and Personalization Products, the calculation of Net Revenues, and Revenue Shares due the other party broken out by the respective television series in the Licensed Property (“Quarterly Reports”). Quarterly Reportsshall be accompanied by the Revenue Shares due for such quarter, if any; provided,

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however, that such Quarterly Report shall be furnished whether or not each party has actual Revenue Shares to pay for any quarter. Acceptance by a party of Revenue Shares shall not preclude that party from verifying the accuracy of the Quarterly Reports pursuant to the audit provisions. The Revenue Shares shall be paid in U.S. Dollars and shall be converted by the paying party from the currency in which sales were made and shall be definitively discharged by payment in U.S. Dollars as converted based on the applicable New York rate of exchange as quoted in The Wall Street Journal (the “WSJ”) for the last business day of the applicable quarter. If the WSJ does not publish any such rate, a comparable publication shall be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published in the WSJ or in a comparable publication, the parties shall use the applicable rate for such date as published by the appropriate governmental agency in such country.

(v)         Audit. Licensee and ENW shall each keep (and shall require all subagents, and distributors to keep) accurate and complete books and records of all transactions relating to the distribution of the Licensed Mobile Games and Personalization Products pursuant to this Agreement, including machine sensible data that is a part of its accounting system for a period of three (3) years. Each party may, by its own representatives or designees, or by an independent certified accountant (not working on a contingency basis), at its own expense, upon reasonable advance written notice to the other party, audit the other party’s relevant books of accounts and records pertaining to distribution under this Agreement for the previous twelve (12) quarters (and make copies of those records relating solely to the Licensed Mobile Games and Personalization Products) for the purpose of verifying the Quarterly Reports. The exercise by a party of any right to audit or the acceptance by a party of any Quarterly Report shall be without prejudice to any of that party’s rights or remedies and shall not bar that party from thereafter disputing the accuracy of any such Quarterly Report or payment, and each party shall remain fully liable for any balance due under the provisions hereof. If it is finally determined that a party underreported and thus underpaid or has misrepresented any Revenue Share payable to the other party by at least ten percent (10%) of all Revenue Share due from the underreporting party for all the accounting periods covered in the audit, then the underreporting party shall, in addition to computing and making immediate payment of the Revenue Share due based on the actual and true items, pay all reasonable out-of-pocket costs and expenses incurred by the other party for the audit and checking incurred by the other party in connection therewith and in enforcing the collection thereof, up to the amount of the deficiency. Any inquiries or challenges with respect to any Quarterly Report rendered must be received by the non-inquiring party in writing within three (3) years from the date the Quarterly Report is received by the inquiring party or it will be deemed approved.

(c)          Cost Sharing. Licensee and ENW each agrees to pay ****of (i) all **** that is not included within the **** but included in a ****, and (ii) any other ****.

8.	OWNERSHIP AND MARKINGS:

(a)         As between ENW and Licensee, all right, title and interest in and to the Licensed Property shall be and remain the sole and complete property of ENW.

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(b)        (i)          Subject to Section (b)(ii) below, ENW or its assigns shall own all intellectual property rights in and to the Licensed Mobile Games and the Personalization Products and any derivative works made from the Licensed Property, whether or not used in the Licensed Mobile Games or Personalization Products, including all packaging, advertising, promotional or other artwork used in connection with the promotion and distribution of the Licensed Mobile Games or Personalization Products (“ENW Rights”). These rights include all rights in and to the entire “look and feel” of the Licensed Mobile Games and the Personalization Products, all visual displays, scripts, dialogue, literary treatments, concepts, characters, backgrounds, environments and other elements visible to the user; all sounds, sound effects, soundtracks and other elements audible to the user (subject to payment to third parties by ENW of additional fees or royalties for exploitation of any sound or music outside of the terms of this Agreement or after expiration of this Agreement); and all methods in which the user interacts with the characters, backgrounds, environments or other elements of the Licensed Mobile Games and the Personalization Products. Licensee acknowledges and agrees that ENW shall be the exclusive owner of these rights as a work made for hire. If the Licensed Mobile Games and the Personalization Products are not legally capable of being considered as works made for hire, then in such event Licensee hereby irrevocably and exclusively grants, transfers and assigns to ENW in perpetuity, throughout the universe in all languages, all right, title and interest, including, but not limited to, copyright and all extension, renewals, revivals and resuscitations thereof, that Licensee has or may have in or to the ENW Rights. In the event that under any current or future copyright law of any jurisdiction worldwide, any of the ENW’s Rights are subject to a right of termination or reversion, Licensee shall accord ENW rights of first negotiation for thirty (30) days, and last refusal for fifteen (15) days, to match any third-party offer in connection therewith. With respect to any so-called “moral rights,” Licensee hereby unconditionally waives such rights and the enforcement thereof. Licensee acknowledges that Licensee’s use of the Licensed Mobile Games and the Personalization Products shall not confer or imply a grant of rights, title or interest in the ENW Rights or goodwill associated therewith. ENW’s intellectual property rights shall be indefeasible and irrevocable and shall not be subject to reversion under any circumstance, including, but not limited to, cancellation, termination, expiration or breach of this Agreement. All materials created hereunder shall be prepared by an employee of Licensee under Licensee’s sole supervision, responsibility and monetary obligation or in accordance with agreements which permit Licensee to comply with this subsection (i), which have been fully executed by both parties prior to the commencement of any work hereunder. If third parties who are not employees of Licensee contribute to the development of the materials, Licensee shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the materials, throughout the universe, in perpetuity, shall vest in ENW. It is understood between the parties that ENW shall own all rights to, and shall have no limitation on its ability to, re-create the Licensed Mobile Games and Personalization Products, or similar products, including but not limited to gameplay, game ideas and all visual and audio elements, after the License Term with the game publisher or developer of ENW’s choice.

(ii)         Notwithstanding the foregoing subsection (i), ENW or its assigns shall not claim any right, title or interest in or to any software tools and/or any game engines (pre-existing or developed for the Licensed Mobile Games or the Personalization Products), Licensee’s trade marks and trade names, source code and object code of the Licensed Mobile Games or

49167.20	-12-

Personalized Products owned or controlled by Licensee and used in the Licensed Mobile Games or the Personalization Products (the “Licensee Assets”). The Licensee Assets shall not be deemed to be part of ENW’s intellectual property rights and shall be owned exclusively by Licensee as between ENW and Licensee.

(c)        (i)         On the Licensed Mobile Games and Personalization Products, each party shall include the following trademark legal lines as applicable:  (a) CBS and the CBS Eye Design are trademarks of CBS Broadcasting Inc., (b) CW and related marks are trademarks of The CW Network, L.L.C., (c) BIG BROTHER and related marks are trademarks of Endemol Nederland BV, and (d) AMERICA’S NEXT TOP MODEL and related marks are trademarks of Pottle Productions Inc. When each of the following trademarks appears as permitted under this License, they should be accompanied with the following trademark notices on the upper right hand corner of each mark: CBSTM, CBS Eye DesignTM, CWTM, BIG BROTHERTM, AMERICA’S NEXT TOP MODELTM (the legal lines and trademark notices, collectively, the “Trademark Notices”).

(ii)        Licensee shall include the following copyright notice: “© 200[_] [year of publication] Eye Net Works Inc. All Rights Reserved.” (the “ENW Copyright Notice”). ENW hereby consents to the inclusion of and agrees to include in all copies of Licensed Mobile Games Licensee’s copyright notice as follows: “© Software 200[_] [year of publication] Artificial Life, Inc. All Rights Reserved.” (the “Licensee Copyright Notice” and, together with the ENW Copyright Notice, the “Copyright Notices”).

(iii)       Each and every copy of the Licensed Mobile Games and Personalization Products (except for those where placement of the notices is impossible or impracticable due to size limitations) and related materials shall bear the ENW Copyright Notice and applicable Trademark Notices. Each and every copy of the Licensed Mobile Games (except for those where placement of the notices is impossible or impracticable due to size limitations) and related materials shall bear the Licensee Copyright Notice. Neither party shall remove any of the Copyright Notice or Trademark Notice without the other party’s consent. Each party acknowledges and agrees that neither party shall include any other notices or any credits from or relating to the Licensed Property on the Licensed Mobile Games and Personalization Products and related materials without the other party’s prior written consent. ENW may at any time require an addition to or change of the ENW Copyright and Trademark Notices, effective not less than thirty (30) days after receipt by Licensee of notice thereof. Licensee agrees that in the event the additions and/or changes are required pursuant to a governmental regulation, Licensee shall use its reasonable efforts to implement such changes within the time frame required by such regulation, and if so required by any governmental entity, Licensee shall include the required consumer advisory rating code(s) on any and all marketing and advertising materials used in connection with the Licensed Mobile Games and Personalization Products. Licensee shall fully cooperate with ENW in connection with ENW’s obtaining or maintaining copyright and/or trademark protection for the Licensed Property in ENW’s name within the video game category at ENW’s own cost.

(d)          Licensee recognizes the value of the goodwill associated with the Licensed Property. Licensee agrees, during the License Term and thereafter, never to contest the rights of ENW in the Licensed Property or the Licensed Mobile Games and Personalization Products nor

49167.20	-13-

the validity of the license herein granted to them. Licensee shall not at any time apply for any registration of any copyright, trademark or other designation which would affect any of the ownership or rights of ENW in and to the ENW Rights nor file any document with any governmental authority to take any action which would affect any of such ownership or rights in and to the ENW Rights, or assist anyone else in doing so. Licensee further agrees that it shall not at any time during the Licensed Term use and/or authorize the use of any character style and design, trademark, trade name or other designation confusingly similar to the ENW Rights or any game play which is identical to or substantially identical to the game play for the Licensed Mobile Games unless such use complies with the terms specified in this Agreement.

(e)          ENW agrees that in relation to all external communications other than legal or governmental communications (including all press releases, marketing materials etc.) the parties shall use CBS’ name as the Licensor of the agreement in place of ENW.

9.	INFRINGEMENTS:

(a)          ENW and Licensee shall cooperate to ensure that third parties may not unlawfully infringe on, or engage in any acts of unfair competition involving, the Licensed Property, the Licensed Mobile Games or the Personalization Products. Licensee shall promptly notify ENW of any such infringements or acts of unfair competition by third parties that comes to its attention. ENW shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or Licensee’s name and to control, all actions against third parties relating to ENW’s copyrights, trademarks, and other proprietary rights in and to the Licensed Property, the Licensed Mobile Games or the Personalization Products, at ENW’s expense. With respect to any such actions, ENW shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof.

(b)          ENW can withdraw any or all elements of the Licensed Property, the Licensed Mobile Games or the Personalization Products, or any component part thereof, from the terms of this Agreement if ENW determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject ENW to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of an agreement between ENW and a third party from whom ENW has obtained certain underlying rights relating to the exploitation of the Licensed Property hereunder or otherwise, ENW shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if ENW determines that it cannot adequately protect its rights in the Licensed Property, the Licensed Mobile Games or the Personalization Products under the copyright, trademark or other laws of the Territory, or if CBS or the CW, as applicable, no longer broadcasts “Big Brother” or “America’s Next Top Model.” Within five (5) business days of such withdrawal, Licensee shall (i) destroy or (ii) deliver to ENW at ENW’s expense, any affected Licensed Property, the Licensed Mobile Games or the Personalization Products which are in Licensee’s possession.

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10.	REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS:

(a)	Licensee represents, warrants, and undertakes as follows:

(i)        It is free to enter into and fully perform this Agreement;

(ii)        The entering into of this Agreement by Licensee does not violate any agreements, rights or obligations existing between Licensee and any other person, firm or corporation;

(ii)        All Licensee Assets and all ideas, creations, designs and materials furnished by Licensee in connection with the Licensed Mobile Games and the Personalization Products will be Licensee’s own and original creation or adequately licensed by Licensee, and do not infringe upon or violate any copyright, trademark or other proprietary right of any third party;

(iii)        The Licensed Mobile Games and all materials used in connection therewith shall be consistent with the high standards used by Licensee in the past for similar products; and

(iv)        The Licensed Mobile Games and Personalization Products will be published, distributed, sold and advertised in accordance with all applicable international, federal, state and local laws, including but not limited to all applicable labor laws and regulations.

(b)	ENW represents, warrants, and undertakes as follows:

(i)        It is free to enter into and fully perform this Agreement;

(ii)        The entering into of this Agreement by ENW does not violate any agreements, rights or obligations existing between ENW and any other person, firm or corporation;

(iii)        It has, and will have through the License Term, the right to license the Licensed Property to Licensee in accordance with the terms and conditions of this Agreement;

(iv)       It has not granted, and shall not grant, to any third party any right, title or interest in or to the Licensed Property that would violate the exclusive rights granted herein; and

(v)        The Licensed Property, and the CBS and CBS Eye Design trademarks, are owned or adequately licensed by ENW and do not infringe upon or violate any copyright, trademark or other proprietary right of any third party.

49167.20	-15-

11.	INDEMNITIES:

(a)         Licensee will at all times indemnify and hold ENW, the CW and Endemol Nederland BV and their respective parent, subsidiary and affiliated companies and the officers, directors and employees of the foregoing harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of any (i) breach or alleged breach by Licensee of any representation, warranty or undertaking made herein or in a contract with a Distribution Channel, or (ii) breach or alleged breach by Licensee of any laws, rules or regulations applicable to Licensee’s services hereunder or under a contract with a Distribution Channel; provided that ENW shall give prompt written notice, cooperation and assistance to Licensee relative to any such claim or suit, in which event Licensee’s obligations with respect thereto shall be limited to the payment of any judgment, or settlement approved by Licensee, in connection therewith.

(b)        ENW will at all times indemnify and hold Licensee, its affiliates, officers, directors and employees harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of any (i) breach or alleged breach by ENW of any representation, warranty or undertaking made herein, or (ii) breach or alleged breach by ENW of any laws, rules or regulations applicable to ENW’s services hereunder; provided that Licensee shall give prompt written notice, cooperation and assistance to ENW relative to any such claim or suit and provided, further, that at ENW’s option, ENW may assume the defense of any such claim or litigation, in which event ENW’s obligations with respect thereto shall be limited to the payment of any judgment, or settlement approved by ENW, in connection therewith.

12.	INSURANCE:

Licensee shall procure and maintain, throughout the License Term of this Agreement, at Licensee’s sole cost and expense, at least Commercial General Liability Insurance in relation to Licensee’s business.

13.	TERMINATION:

(a)          If either party materially breaches this Agreement, then the non-breaching party shall provide the other with written notice of such breach. If such breach is not cured or otherwise resolved within twenty (20) days of delivery of such written notice, then the non-breaching party will have the right to immediately terminate this Agreement; provided, however, that in the event the parties have a good-faith dispute about whether or not such breach exists or is material (and in all cases where a breach is not material), the parties shall continue their full performance and not withhold or delay any deliverable, unless and until declaratory or other equitable relief is granted. By disputing the existence or materiality of the breach, the alleged breaching party agrees to pay any additional damages caused by such continued performance by the non-breaching party if a court of competent jurisdiction ultimately finds a material breach. Licensee’s failure to meet any Milestone deadline in accordance with this Agreement after such 20-day cure period after taking into account any deadline extension pursuant to Section 6(c) shall

49167.20	-16-

be deemed a material breach of the Agreement and ENW may then terminate this Agreement with respect to the Licensed Mobile Game(s) in the missed Milestone, in which event all provisions of Section 14 shall apply, including ENW’s retention of paid Guaranteed Payments as defined in Section 7(a).

(b)          Notwithstanding anything to the contrary in subsection (a), Licensee’s failure to make any Guaranteed Payment on the date such Guaranteed Payment becomes due shall be deemed a material breach subject to a 5-day cure period. In such event, and in the event of any other material breach as determined in subsection (a), ENW shall have the right immediately to terminate this Agreement.

(c)          Notwithstanding anything to the contrary in subsection (a), either party shall have the right to terminate this Agreement immediately (without any cure period) in the event of any of the following: (i) the other party becomes insolvent or unable to pay its debts as they become due, (ii) the other party makes an assignment of all or substantially all of its assets for the benefit of its creditors, if a receiver, trustee, liquidator or sequestrator of all or substantially all of each party’s assets is appointed, or if the other party discontinues its business, (iii) the other party (A) files a voluntary petition in bankruptcy under the United States Bankruptcy Code or any successor statute or (B) has an involuntary bankruptcy petition filed against it, which is not dismissed within ninety (90) days after the filing date, (iv) the other party commits any breach of this Agreement that is not curable, or (v) Licensee fails to cure any curable breach of this Agreement related to an unauthorized use of any Licensed Property within two (2) business days of written notice from ENW.

(d)        In the event of ENW’s material breach of this Agreement, ENW’s withdrawal of Licensed Mobile Games under Section 9(b), or in the event that CBS no longer broadcasts “Big Brother” or the CW no longer broadcasts “America’s Next Top Model”, Licensee shall have the right to terminate this Agreement with regard to the relevant Licensed Mobile Games and Personalization Products. In the event of such termination, without prejudice to any other rights or remedies Licensee may have, Licensee shall have the right to the adjustment of the Guaranteed Payments and/or demand an immediate refund of all or part of any Guaranteed Payment already paid such that the Guaranteed Payment that ENW is entitled to shall be a sum calculated by multiplying the total sum of the Guaranteed Payments by a fraction, the numerator of which is the number of BB Seasons or ANTM Seasons that remain covered by this Agreement after such termination, and the denominator of which is six (6) (representing the total number of BB Seasons and ANTM Seasons covered by this Agreement), provided that ENW shall not be required to refund any amount of Guaranteed Payments already paid if the sum of the Guaranteed Payments already paid to ENW is less than the aggregate amount of Guaranteed Payments after adjustment.

14.	EFFECT OF EXPIRATION OR TERMINATION:

Upon expiration or earlier termination of this Agreement, all rights granted to each party herein shall forthwith revert to the granting party, including, but not limited, to the License, with the following consequences:

49167.20	-17-

(a)          Except as provided in Section 13(d), ENW shall keep any Guaranteed Payments already made by Licensee, which shall lose any remaining right of offset.

(b)          Neither party shall publish, advertise, distribute or sell the Licensed Mobile Games or the Personalization Products or any product which will infringe upon the other parties’ proprietary rights.

(c)          Within five (5) business days, Licensee shall in ENW’s discretion (i) destroy or (ii) deliver to ENW at ENW’s expense, any affected Licensed Property, the Licensed Mobile Games or the Personalization Products which are in Licensee’s possession.

15.	NOTICES AND PAYMENTS:

(a)         All notices, requests, demands, approvals, requests for approvals or other communications under this Agreement shall be in writing. Notice will be sufficiently given for all purposes as follows: (i) upon delivery when personally delivered to the recipient, (ii) upon receipt when mailed by certified mail, return receipt requested if confirmed by return receipt, (iii) upon delivery when delivered by Federal Express or other recognized international overnight courier, and (iv) upon receipt when sent by fax with confirmation, provided, however, that it shall be deemed delivered the next business day if sent on a non-business day or after 5pm local time on a business day. Addresses for the purpose of giving notice are as follows, or such other addresses as may be designated in writing by the parties from time to time by delivery of notice:

To ENW:

Eye Net Works Inc.
Attention: Cyriac Roeding
7800 Beverly Boulevard
Los Angeles, California 90036
Facsimile:	+1-323-575-2325

With a copy to:

Eye Net Works Inc.
Attention: General Counsel
7800 Beverly Boulevard
Los Angeles, California 90036
Facsimile:	+1-323-575-4120

To Licensee:

Artificial Life,

Attention: Eberhard Schoneburg

333 Lockhart Road

Suite 4601

Wanchai,

49167.20	-18-

Hong Kong

Fax: +852-3102-0690

(b)        All payments shall be made to such bank accounts as may be designated in writing by the parties from time to time by delivery of notice.

16.	CONFIDENTIALITY:

(a)         In connection with the services provided hereunder, ENW may, from time to time, be exposed to and will be furnished with certain information relating to Licensee’s plans for certain products and services that are confidential. During the License Term and for a period of three years thereafter, ENW shall keep confidential and not reveal or disclose to any third party any of said information, material or data. ENW will not disclose or make known to anyone outside of ENW, directly or indirectly, the interest of Licensee in this Agreement or the terms of this Agreement. The provisions of this paragraph shall not apply to information that is or becomes publicly available or information that is required to be disclosed pursuant to a court order or any applicable laws, rules or regulations.

(b)          (i)          Licensee will not disclose or make known to anyone outside of Licensee, directly or indirectly, the interest of ENW in this Agreement or the terms of this Agreement, including the schedules hereto, to the fullest extent permissible by law. If Licensee or any of its affiliates or representatives is required by any law, regulation, legal process, or the requirement of any stock exchange or market on which the securities of Licensee or its affiliates are listed, to disclose any confidential information, including the terms of this Agreement, the Licensee shall (A) immediately notify ENW in writing, (B) consult with and assist ENW at ENW’s costs in obtaining an injunction or other appropriate remedy to prevent disclosure if requested by ENW in writing within the time set out in Licensee’s notification. In the absence of such written request, Licensee shall be free to disclose such confidential information, and (C) use its best efforts to obtain, where available, a protective order or other reliable assurance that confidential treatment will be accorded to any confidential information, as may be requested by ENW at ENW’s costs. ENW shall fully indemnify Licensee against any liabilities for failure to timely make the required disclosure arising out of ENW’s requirements.

(ii)        In connection with the services provided hereunder, Licensee may, from time to time, be exposed to and will be furnished with certain information relating to ENW’s plans for certain productions and services that are confidential. In addition, Licensee and certain of its employees shall receive and have access to highly sensitive confidential information regarding certain Licensed Property prior to the authorized disclosure of such information (e.g., the identities of contestants and/or winners and the order of elimination of contestants) (collectively, “ENW Highly Confidential Content Information”). Licensee agrees to sign ENW’s standard Confidentiality and Nondisclosure Agreement. In addition, Licensee agrees that it shall only disclose ENW Highly Confidential Content Information to such of its employees which: (i) need to know such information in the ordinary course of business; (ii) have been approved by ENW; and (iii) sign ENW’s standard Confidentiality and Nondisclosure Agreement.

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(c)          Each party agree that any breach of this paragraph 16 shall be deemed a material breach of this Agreement, and that ENW may sustain substantial and irreparable injury. Accordingly, each party agrees that, in addition to other rights and remedies at law, that non-prevailing party will have the right to injunctive and other equitable relief in order to prevent or remedy any breach of this paragraph.

(d)         Neither party shall issue any press release, or otherwise announce, promote or disclose the existence or terms of this Agreement without the other party’s prior written consent, except that in no event will ENW be required to seek Licensee’s consent with respect to publicizing the Licensed Mobile Games or the Licensed Property (including, without limitation, any programming associated with such Licensed Property) and except that Licensee shall be free to promote the Licensed Mobile Games provided that it is in accordance with the other provisions in this Agreement, including but not limited to Section 6(b). ENW agrees that Licensee may issue a mutually approved press release in the form attached as Schedule D after the full execution of this Agreement announcing the fact of this Agreement and including the names “CBS” and/or “CBS Paramount Television,” provided, however, that such press release shall not name “Big Brother” and “America’s Next Top Model.” Licensee agrees that ENW and Licensee may, and ENW agrees that it shall, issue a mutually approved press release for the launch of the Licensed Mobile Game for “America’s Next Top Model” in the form substantially the same as the press release attached as Schedule E.

17.	ASSIGNMENT:

(a)         Assignment by Licensee. The personal services of the management and key personnel of Licensee and the particular skills and ability of Licensee are of a special and unique character and are of the essence to ENW. Accordingly, except as expressly set forth at the end of this subsection (a), the rights and obligations of Licensee under this agreement cannot, in whole or in part, be assigned, transferred or delegated. Any assignment, transfer or delegation of such rights and/or obligations in contravention of this Agreement will be void ab initio, unless first approved in writing by ENW, such approval not to be unreasonably withheld. Notwithstanding anything to the contrary contained in this subsection (a), Licensee shall have the right to assign this Agreement under the following conditions: (i) such assignment is made to an acquirer of all or substantially all of the shares and/or assets of Licensee; (ii) such acquirer is not a competitor of ENW, is solvent and is otherwise financially stable; and (iii) if such acquirer is a wireless company, such assignment shall not result in a breach by ENW of any other agreement ENW and/or CW may enter into. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of Licensee.

(b)        Assignment by ENW. ENW may not assign this Agreement in whole or in part, except that ENW shall have the right to assign this Agreement to an affiliate, subsidiary or a third party acquirer of all or substantially all of the shares and/or assets of such party without the consent of Licensee. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of ENW.

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18.	GENERAL CLAUSES:

(a)          Nothing herein contained shall be construed to constitute a partnership or joint venture between the parties hereto, and neither Licensee nor ENW shall become bound by any representation, act or omission of the other. Each of the parties acknowledges and agrees that their relationship is and shall be solely as independent contractors.

(b)          A waiver by either party of any terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

(c)          This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts performed entirely therein. In any such action or proceeding, service of process upon Licensee may be accomplished by sending such process in the manner specified herein for the giving of notice to Licensee. Licensee hereby consents and submits to the jurisdiction of the federal and/or state courts located in the State of California.

(d)          The entire understanding between the parties hereto relating to the subject matter hereof is contained herein and the parties make no warranties, representations or undertakings hereto except as expressly provided herein. This Agreement cannot be changed except in a writing signed by the parties.

(e)          The paragraph titles of this Agreement are for convenience only and shall not affect the interpretation of this Agreement or any paragraph thereof.

(f)           The parties hereto agree to execute such other writings, documents and instruments as may be necessary or desirable to effectuate the purposes of this Agreement.

(g)        Notwithstanding any termination, cancellation or expiration of this Agreement, the provisions hereof that are intended to continue and survive, shall continue and survive, including, but not limited to, Sections 3, 8, 9, 14 and 16.

(h)	This Agreement shall be interpreted as if the parties hereto jointly prepared it.

(i)	Time is of the essence in this Agreement.

(j)           Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any material delay, failure in performance, or interruption of service, resulting, directly or indirectly, from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, epidemic, interruptions in telecommunications or Internet services, and other

49167.20	-21-

catastrophes or occurrences which are beyond such party’s reasonable control, provided that the affected party (i) provides prompt written notice of such interference, the nature of such interference, and the expected duration of such interference, and (ii) resumes performing its obligations hereunder promptly following the removal of such interfering condition. Either party may terminate this Agreement upon written notice to the other party in the event of the material non-performance by the other party for more than sixty (60) days following the initial delay, failure, or interruption caused by any such force majeure occurrence described above.

[Remainder of page intentionally left blank.]

49167.20	-22-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EYE NET WORKS INC.	ARTIFICIAL LIFE, INC.

By: /s/ Sandra Williams _________	By: _ /s/ Eberhard Schoneburg_____
Name: Sandra Williams	Name: Eberhard Schoneburg
Title: V.P. and Asst. Secretary	Title: CEO

Attachments:

Schedule A – Milestone Requirements

Schedule B – Required Mobile Telephone Handsets

Schedule C – Sections 7(a) & (b)(i)-(ii)

Schedule D - Mutually Approved Press Release after full execution of this Agreement

Schedule E - Mutually Approved Press Release for the launch of Licensed Mobile Game for “America’s Next Top Model”

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SCHEDULE A

Milestone Requirements

Definitions:

“Beta Version” means feature-complete implementation for the Licensed Mobile Game on the target devices which will include final graphics, sound, and near final game play and interactive performance with level functionality completed. At this stage, the expectation for the Licensed Mobile Game is that: (1) there is no failure to meet configuration guidelines; (2) all rough game play, interactive performance and game balance tuning is complete, but may need some fine tweaks; (3) all known First Playable Version bugs are resolved using best commercial efforts; (4) all application features are implemented and completely functional; (5) all AI programming is implemented and completely tuned; (6) all artwork, music and sound effects are final; (7) all graphics renders are final; (8) all programming, menu screens and animations are final; and (9) all final versions of trademark, copyright and any and all other legal notices.

“Design Document” means a detailed design document for the Licensed Mobile Game which will include: (1) detailed creative concept description of the game concept and design, (2) detailed descriptions of the game play mechanics, look and feel, quality and style, and game design from the end user’s perspective (including how the user interface looks, works, and interacts and how a user will play the game and perform specific actions), (3) a complete understanding and vision for the game to serve as a foundation for the technical design document and schedule, and (4) any additional material elements included in a Licensed Mobile Game or Personalization Product, specifically including the manner in which the Licensed Property may appear on a Licensed Mobile Game or Personalization Product, the talent and any ENW artwork, materials or elements from the Licensed Property not delivered to Licensee by ENW as part of the Licensed Property which Licensee desires to include in a Licensed Mobile Game or Personalization Product, any music proposed for use by Licensee and detailing of approval needs for likenesses and any other Licensed Property requiring approval.

“First Playable Version” means a version of the Licensed Mobile Game functional enough to demonstrate gameplay and art execution which should incorporate examples of basic game components, including character control, interaction with enemies, AI, visual effects, environment effects and level design.

“Gold Master Version” means a “gold master” version of the Licensed Mobile Game, meant to be a final deliverable product to have completed all quality assurance testing on the final target device(s), and is certified by Licensee to be feature complete, with no known defects or problems.

“Initial Artwork” means initial artwork, which includes, but is not limited to sample screens of backgrounds, characters, game board or other application, and avatars for each Licensed Mobile Game.

“Initial Concept Document” means a high-level creative concept design document for the Licensed Mobile Game, including game play ideas, general design descriptions, and an initial description of the game play mechanics from the end user’s perspective (including how the user interface looks, works, and interacts and how a user will play the game and perform specific actions).

For each Licensed Mobile Game created for “America’s Next Top Model”:

****.

For each Licensed Mobile Game created for “Big Brother”:

****.

SCHEDULE B

Required Mobile Telephone Handsets

This list is subject to change over time according to technology changes and availability of handsets as well as game features and game requirements. The handset list will be adjusted for each game to be released accordingly by Artificial Life, Inc.

****.

SCHEDULE C

7.            GUARANTEED PAYMENTS, REVENUE SHARES, ACCOUNTING AND AUDIT:

(a)         Guaranteed Payments. Licensee shall make guaranteed payments to ENW of one million one hundred thousand dollars (US$1,100,000), due and payable as follows: (a) US$200,000 on the Effective Date, (b) US$400,000 on January 1, 2007, and (c) US$500,000 on January 1, 2008 (the “Guaranteed Payments”). The Guaranteed Payments shall be an advance against future Revenue Shares, as defined below in subsection (b)(i), owed by Licensee to ENW and **** (unless otherwise agreed in this Agreement), but **** (i) any Revenue Shares otherwise due from Licensee to ENW, and (ii) **** of the **** deriving from ****. For the avoidance of doubt, no **** to the Guaranteed Payments shall be payable by Licensee to ENW **** from Licensee to ENW ****.

(b)	Revenue Shares.

(i)          Percentage Shares. Licensee shall ****, as defined below, that derive (A) from **** was ****, or (B) from **** through ****. In all other sales other than those in the prior sentence, if ****, Licensee **** and ****, as defined below, and **** and ****, as defined below. Licensee shall **** and ****, as defined below, that **** of ****, as the case may be. Any such amounts of **** to be **** pursuant to the foregoing provisions of this subsection (b)(i) shall be defined as the ****. Notwithstanding the foregoing, **** shall additionally remit to **** until such time **** to date ****. Each of Licensee and ENW shall use commercially reasonable efforts to ****.

(ii)	Net Revenues.

(A)         For all **** and **** except as set forth in subsection (B) below, “Net Revenues” means **** or, in the case of a ****, the **** or the **** for the applicable billing period, as applicable:

**** (1) ****, (2) any ****, e.g. ****, (3) in the case of ****, ****, (4) ****, and (5) applicable ****, if any, which are required to be ****.

In the case of ****, this ****, the **** of which is the **** used by the **** to be allocated for the **** or **** and the **** of which is the **** for this **** or ****.

The above **** may occur at the applicable **** level. No direct or indirect costs and expenses incurred **** shall be **** payable to either party except for those **** set forth in this Agreement.

(B)         For all **** of Licensed Mobile Games and ****, that occur through **** that are ****, “Net Revenues” means the **** of the ****.

SCHEDULE D

Mutually Approved Press Release after full execution of this Agreement

Artificial Life, Inc. Signs Licensing Deal With

CBS Digital Media To Develop Mobile Games

Hong Kong, Los Angeles, October X, 2006 - Hong Kong based Artificial Life, Inc. (OTC BB: ALIF) a leading provider of award winning mobile technology and applications today announced that it has signed a licensing deal with CBS Digital Media to develop a series of mobile games.

Artificial Life has acquired the rights to develop several mobile 2.5G, 2.75G and 3G games over a license period of 2 years and to sell and distribute them in the USA markets and on a global basis.

The games will be developed and published by Artificial Life and jointly sold and distributed with CBS Digital Media. The games will be sold through off-deck channels via online storefronts and Artificial Life is responsible for distribution through on-deck channels with operators, handset pre-installments and online direct sales.

“This license agreement with CBS Digital Media opens up a new and promising business opportunity and partnership with some of the best content brands out there. The licensed properties are very well known throughout many countries in the world so we expect high interest from our clients as well as from resellers and operators. We will develop some very innovative and cool new mobile games with features so far unseen in this field. The first product will be released already very soon” said Eberhard Schoeneburg, CEO of Artificial Life, Inc.

About Artificial Life

Artificial Life, Inc. (OTC BB: ALIF - news) is a public US corporation headquartered in Hong Kong and a leading global provider of award winning mobile technology, content, games and applications (www.artificial-life.com).

About CBS Digital Media

CBS Digital Media operates CBS's online, interactive and wireless initiatives. The group currently operates a multitude of websites, including CBS.com, innertube – an advertising supported broadband channel, CBSNews.com, ShowBuzz, CBS SportsLine.com and startrek.com.

Contact:

E. Schoeneburg, Artificial Life Tel (+852) 3102 2800; e-mail es@artificial-life.com

Shannon Jacobs, CBS Digital Media, 212-975-3161, sljacobs@cbs.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” described in the Company's Annual Report or Forms 10-K, 10-K(SB) or 10-Q(SB) for the recent fiscal years. All information set forth in this press release is as of August 31, 2006 and Artificial Life, Inc. undertakes no duty to update this information unless required by law.

SCHEDULE E

Mutually Approved Press Release for the launch of Licensed Mobile Game for “America’s Next Top Model”

CBS DIGITAL MEDIA PARTNERS WITH

ARTIFICIAL LIFE TO OFFER THE FIRST AVATAR-BASED MOBILE GAME BASED ON A MAJOR TV SHOW – THE CW’s “AMERICA’S NEXT TOP MODEL”

This Innovative Game Lets Virtual Models Live On Your Cell Phone

CBS Digital Media and Hong Kong-based Artificial Life, Inc. will launch the first avatar-based mobile game based on a major TV show for The CW’s “America’s Next Top Model,” it was announced today by Cyriac Roeding, Vice President of Wireless, CBS Digital Media. The innovative mobile game, which lets virtual models live on user’s cell phones, will be offered during and after the current cycle of “Top Model, which is broadcast Wednesdays (8:00-9:00 PM, ET/PT) on The CW. The game will be available on November X.

“We are pleased to be joining forces with Artificial Life, the best mobile avatar gaming company out there, to bring the international phenomenon of Avatars to the United States,” said Roeding, who also oversees mobile operations for The CW. “America’s Next Top Model is a natural jumping off point for us to introduce this gaming technology given the show’s young and mobile-savvy demographic. This offering furthers our strategy of extending our top brands and content to multiple platforms.”

As part of the agreement with CBS Digital Media, Artificial Life will develop several mobile games over a license period of two years. The avatar games will be sold and distributed globally and will be compatible with all mobile phone models and available through multiple wireless carriers.

INSERT NEW QUOTE BY Eberhard Schoeneburg, CEO of Artificial Life, Inc.

To play the “Top Model” game, players select a virtual representation of his/her favorite and least favorite contestants from the show. The main task is for users to interact with these selected virtual characters as if they were real contestants competing to be America’s next top model. This means players must foster their avatar’s modeling career through training and various challenges. The selection of the least favorable character allows players to make fun of this character by “punishing” and playing tricks on her such as giving her a bad hairdo.

The game also has a viral, player-to-player component where users must send their avatar “on vacation” to a friend’s cell phone, thus ceasing to take care of their own character for a while. When sent, the friend will see the character knocking on his/her cell phone screen with a suitcase in hand. If they welcome the avatar in, they will take on the responsibility of taking take care of her for a set amount of time. This send-a-character-on-vacation-to-a-friend option is likely to serve as a teaser to bring new players into the game.

During the duration of “Top Model,” the mobile game will take into account the actual progress of the TV show. The game will continue during the show’s “off season” at which point users will be able to create their own unique avatar to compete against the original 13 models from the prior season.

The “America’s Next Top Model” mobile Avatar game will be available starting November X for $xx.xx per month.  Consumers can sign up for the game through their wireless carrier, by sending a text from their mobile device, or by going to http://www.cwtv.com.

CBS Digital Media oversees mobile operations for The CW, a joint venture between Warner Bros. Entertainment and CBS Corporation.  The CW launched in the fall of 2006 as the fifth broadcast network with a clear target of young adults 18-34.

About CBS Digital Media

CBS Digital Media operates CBS's online, interactive and wireless initiatives. The group currently operates a multitude of websites, including CBS.com, innertube – an advertising supported broadband channel, CBSNews.com, ShowBuzz, CBS SportsLine.com and startrek.com.

About Artificial Life

Artificial Life, Inc. (OTC BB: ALIF - news) is a public US corporation headquartered in Hong Kong and a leading global provider of award winning mobile technology, content, games and applications (www.artificial-life.com).

Press Contacts:

For CBS:

Joanna Massey

Shannon Jacobs

For The CW and “America’s Next Top Model”

Paul Hewitt/The CW

Carmen Davenporte/”America’s Next Top Model”

For Artificial Life: CEO E. Schoeneburg, Tel (+852) 3102 2800; e-mail es@artificial-life.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” described in the Company's Annual Report or Forms 10-K, 10-K(SB) or 10-Q(SB) for the recent fiscal years. All information set forth in this press release is as of August 31, 2006 and Artificial Life, Inc. undertakes no duty to update this information unless required by law.